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                                                                     EXHIBIT G-1


                              AMEREN CORPORATION
                         UNAUDITED PRO FORMA COMBINED
                          FINANCIAL DATA SCHEDULE UT
                (Thousands of Dollars Except Per Share Amounts)
                     Nine Months Ended September 30, 1997


                                                                            Pro Forma     Pro Forma
    Caption Heading                                 UE         CIPSCO      Adjustments    Combined
    ---------------                                 --         ------      -----------    ---------
1   Total net utility plant                      5,395,977    1,480,197         99,686    6,975,860
2   Other property and investments                 119,333      116,008              0      235,341
3   Total current assets                           532,002      188,443         61,337      781,782
4   Total deferred charges                          37,003       28,295         (3,991)      61,307
5   Balancing amount for total assets              824,144      167,408              0      991,552
6   Total assets                                 6,908,459    1,980,351        157,032    9,045,842
7   Common stock                                   510,619      356,812       (866,059)       1,372
8   Capital surplus, paid in                       716,879            0        866,059    1,582,938
9   Retained earnings                            1,210,404      313,025              0    1,523,429
10  Total common stockholders equity             2,437,902      669,837              0    3,107,739
11  Preferred stock subject to mandatory
     redemption                                          0            0              0            0
12  Preferred stock not subject to mandatory
     redemption                                    155,197       80,000              0      235,197
13  Long term debt, net                          1,721,951      570,433        115,556    2,407,940
14  Short term notes                                 7,000            0              0        7,000
15  Notes payable                                        0            0              0            0
16  Commercial paper                                     0       36,358              0       36,358
17  Long term debt-current portion                       0            0         14,444       14,444
18  Preferred stock-current portion                      0            0              0            0
19  Obligations under capital leases                84,801            0              0       84,801
20  Obligations under capital leases-current
     portion                                        28,749            0              0       28,749
21  Balancing amount for capitalization and
     liabilities                                 2,472,859      623,723         27,032    3,123,614
22  Total capitalization and liabilities         6,908,459    1,980,351        157,032    9,045,842
23  Gross operating revenue                      1,811,566      649,435        138,361    2,599,362
24  Federal and state income taxes expense         187,023       34,898          5,814      227,735
25  Other operating expenses                     1,236,226      522,023        116,332    1,874,581
26  Total operating expenses                     1,423,249      556,921        122,146    2,102,316
27  Operating income (loss)                        388,317       92,514         16,215      497,046
28  Other income (loss), net                        (2,936)        (107)        (8,703)     (11,746)
29  Income before interest charges                 385,381       92,407          7,512      485,300
30  Total interest charges                         100,330       27,977          7,512      135,819
31  Net income                                     278,438       61,648              0      340,086
32  Preferred stock dividends                        6,613        2,782              0        9,395
33  Earnings available for common stock            278,438       61,648              0      340,086
34  Common stock dividends                         194,546       53,830         13,019      261,395
35  Total annual interest charges on all bonds*          0            0              0            0
36  Cash flow from operations                      531,763       64,662         29,748      626,173
37  Earnings per share-primary                       $2.73        $1.81              0        $2.48
38  Earnings per share-fully diluted                 $2.73        $1.81              0        $2.48
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    *Required on fiscal year-end only